EXHIBIT 10.3

INVESTORS RIGHTS AGREEMENT (Series A Convertible Preferred Shares)

This INVESTORS RIGHTS AGREEMENT (Series A Convertible Preferred Shares) (this “Agreement”), dated as of January 20, 2023, is made by and among (i) the Purchasers named in Schedule I hereto (collectively, the “Purchasers”), (ii) Evolent Health, Inc., a Delaware corporation (the “Issuer”), and (iii) the Holders who become party hereto by the execution of a joinder agreement substantially in the form of Exhibit A hereto (the Purchasers, the Holders and the Issuer, collectively, the “Parties”). Reference is made to that certain Securities Purchase Agreement (Series A Convertible Preferred Shares), dated as of the date hereof (the “Securities Purchase Agreement”), by and among the Purchasers and the Issuer, and that certain Registration Rights Agreement (Series A Convertible Preferred Shares), dated as of the date hereof (the “Registration Rights Agreement”), by and among the Purchasers and the Issuer. Capitalized terms used herein but not otherwise defined have the meanings specified in that certain Certificate of Designation of Cumulative Series A Convertible Preferred Shares of the Issuer (the “Certificate of Designation”).

PRELIMINARY STATEMENTS

A. Concurrently with the execution and delivery hereof, the Issuer will issue and sell to the Purchasers, and the Purchasers will purchase, such number of Series A Preferred Shares as set forth in and on the terms and subject to the conditions set forth in the Securities Purchase Agreement and having the powers, preferences and rights, and the qualifications, limitations and restrictions, as set forth in the Certificate of Designation, which has been duly adopted and filed with the Secretary of State of the State of Delaware.

B. The Parties each desire to enter into this Agreement to establish certain additional rights of the Holders that are party hereto.

The Parties agree as follows:

ARTICLE I

TRANSFER RESTRICTIONS GOVERNING THE SERIES A PREFERRED SHARES

Section 1.1 Transfer Restrictions.

(a) The Series A Preferred Shares are only transferable pursuant to a Permitted Transfer.

(b) Subject to any limitations under Applicable Law, the Series A Preferred Shares may be transferred by a Purchaser to (i) Affiliates or Approved Funds of such Purchaser, (ii) other holders of Series A Preferred Shares and (iii) with the Issuer’s prior consent, such consent not to be unreasonably withheld, conditioned or delayed, other third parties (other than third parties that are at such time Disqualified Institutions); provided, however, that upon the occurrence and during the continuance of any Material Trigger Event, the Series A Preferred Shares may be transferred by the Purchasers (including to any Disqualified Institutions) without the Issuer’s prior consent. In each case, the Issuer will reasonably cooperate with such Purchaser in connection with such permitted transfer and the Issuer will recognize and register on its books any such transfer so long as (x) the transferor provides customary documentation (including, if reasonably requested, customary legal opinions) in form reasonably satisfactory to the Company confirming that such transfer complies with Applicable Law, and (y) such Series A Preferred Shares are transferred (i) to any person or entity and (ii) (other than in relation to any transfer to any Affiliate or Approved Fund of a Purchaser) solely in amounts of shares with no less than $5.0 million Stated Value (in aggregate across all Affiliates and Approved Funds of such Purchaser) as of the time of such transfer (unless such transfer would result in the transfer of all Series A Preferred Shares held by such Holder). At the request of a Purchaser in connection with a proposed permitted resale of the Series A Preferred Shares to qualified institutional buyers without registration under the Securities Act under Rule 144A, the Issuer will agree to, while the Series A Preferred Shares remain outstanding and constitute “restricted securities” within the meaning of Rule 144(a)(3) under the Securities Act, during any period in which the Issuer is not subject to and in compliance with Section 13 or 15(d) of the Exchange Act and not exempt from reporting under Rule 12g3-2(b) under the Exchange Act, furnish to holders of the Series A Preferred Shares and prospective purchasers of the Series A Preferred Shares designated by such Holders, upon the request of such Holders or such prospective purchasers, the information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act. A list of Disqualified Institutions shall be made available by the Issuer to any Holder upon written request of such Holder.

(c) In addition and subject to the transfer restrictions set forth in the Certificate of Designation, the Series A Preferred Shares are transferable, if, and only if, the transferee of such shares (who is not already a party to this Agreement) executes and delivers to the Issuer a joinder to this Agreement in the form of Exhibit A hereto.

(d) Notwithstanding anything in this Section 1.1 to the contrary, any Purchaser or any of its Affiliates may pledge or grant a security interest in all or any portion of its Series A Preferred Shares to any bona fide third-party lender to such Purchaser (including, in respect of any Holder that is an Affiliate or Approved Fund of Ares Capital Management LLC (any such Holder, an “Ares Holder”), Ares Capital Corporation) or such Affiliate (including to a lender successor thereto or as a result of a refinancing thereof), for purposes of securing its obligations or the obligations of any of its Affiliates to the extent required under the obligations governing such entity’s or its Affiliates’ indebtedness provided by such lender, without need of any consent, written agreement to be bound by this Agreement or other documents, instruments, opinions or certificates or any other action on the part of such Purchaser or any pledgee of such Purchaser; provided that any transfer of shares of Series A Preferred Shares by any pledgee shall remain subject to all requirements set forth in this Section 1.1.

ARTICLE II

AFFIRMATIVE COVENANTS OF THE ISSUER AND PURCHASERS

Section 2.1 Financial Statements. Issuer hereby agrees that, so long as any of the Series A Preferred Shares remain outstanding and unpaid or any other amount is owing to any Holder, Issuer shall furnish to the Holders copies of the financial information required to be delivered pursuant to Section 8.01(b) and (c) of the Credit Agreement (as in effect on the date hereof). Any information filed publicly with the SEC and available on the Electronic Data Gathering, Analysis, and Retrieval (EDGAR) database shall be delivered for purposes of this Section 2.1.

Section 2.2 Other Information. Issuer hereby agrees, upon reasonable request by any Purchaser, to make members of management reasonably available with reasonable promptness for discussion with such requesting Purchaser during the Issuer’s ordinary business hours; provided that such discussions shall be scheduled in such a way as to minimize disruption to the Issuer’s and its Subsidiaries regular business operations.

Section 2.3 Tax Status. From and after the Issue Date and for so long as any Series A Preferred Shares are outstanding, the Issuer will be treated as a C corporation for U.S. federal income tax purposes and will not take (or fail to take) any action that would cause it not to be treated as a C corporation for U.S. federal income tax purposes or that could otherwise cause any Holder to own an interest in an entity that is not treated as a C corporation for U.S. federal income tax purposes, in each case without the consent of each of the Holders, which consent may be withheld in such Holder’s discretion.

Section 2.4 Withholding. The Issuer (and its applicable withholding agent(s) and paying agent(s)) may deduct and withhold, or cause to be deducted and withheld, any amounts required to be deducted and withheld under applicable Law with respect to the Series A Preferred Shares (and may set off any such amounts required to be deducted and withheld against any Dividends, distributions or other payments on the Series A Preferred Shares). Any amounts that are so deducted and withheld shall be treated as having been paid to the Holder in respect of whom such deduction and withholding was made. Each Holder shall provide the Issuer a properly completed and duly executed IRS Form W-9 (or applicable IRS Form W-8 together with all required attachments) promptly upon becoming a party to this Agreement, and shall provide an updated copy of any such form prior to its expiration or becoming inaccurate in any material respect.

Section 2.5 Tax Treatment. The Parties acknowledge and agree that it is their intention that for U.S. federal income tax purposes (such tax treatment, the “Intended Tax Treatment”): (w) the Series A Preferred Shares are intended to be treated as equity (and not indebtedness) for U.S. federal income tax purposes, (x) the Holders shall not be required to include in income as a dividend any Dividends in respect of the Series A Preferred Shares at the Dividend Rate under Section 305(c) of the Code unless and until such Dividends are declared and paid in cash thereon in accordance with the terms of the Certificate of Designation, and (y) any redemption of the Series A Preferred Shares, whether in part or in full, qualifies as a sale or exchange of such Series A Preferred Shares (and not, in whole or in part, as a distribution), other than with respect to any dividends already declared on such shares. The Issuer will report consistently with, and take no positions or actions inconsistent with, the Intended Tax Treatment unless otherwise required by (a) a change in Law or official interpretation thereof that is binding on the Issuer or (b) a final determination of a taxing authority within the meaning of Section 1313(a) of the Code, that is binding on the Issuer.

Section 2.6 FIRPTA Certificate. The Issuer shall (a) provide to any Holder, upon such Holder’s written request in connection with a transfer of Series A Preferred Shares and within ten (10) Business Days following such request, a certification that the Series A Preferred Shares held by such Holder do not constitute a “United States real property interest” pursuant to Section 897(c)(2) of the Code, in accordance with Treasury Regulations Section 1. 1445-2(c)(3), or written notice of its legal inability to do so, and (b) in connection with the provision of any certification pursuant to the preceding clause (a), comply with the notice provisions set forth in Treasury Regulations Section 1.897-2(h).

Section 2.7 Provision of Tax Information. The Issuer shall use commercially reasonable efforts to provide any information reasonably requested by the Holders and necessary to enable the Holders to comply with their U.S. federal income tax reporting obligations, including, but not limited to, an estimate or determination of the amount of the Issuer’s current and accumulated earnings and profits with respect to any taxable year where such estimate or determination is reasonably necessary to determining the amount (if any) of any distribution received by the Holders from the Issuer that is properly treated as a dividend for U.S. federal income tax purposes.

ARTICLE III

NEGATIVE COVENANTS OF THE ISSUER

Section 3.1 Limitation on Restricted Payments.

Without the consent of the Holder Majority, on or after the Issue Date, the Issuer will not, and will not permit any of its Subsidiaries to, make any Restricted Payment, or make any deposit for any Restricted Payment, other than:

(a) payments by any Subsidiary of the Issuer to such Subsidiary’s direct parent or to the Issuer (and, in the case of a Restricted Payment by a non-wholly owned Subsidiary of the Issuer, to the Issuer, any Company and any other Subsidiaries of the Issuer and to each other owner of Capital Stock of such Subsidiary based on their relative ownership interests of the relevant class of Capital Stock);

(b) Restricted Payments by the Issuer or any of its Subsidiaries to pay dividends with respect to its Capital Stock payable solely in additional shares of its common stock (other than Disqualified Capital Stock);

(c) any redemptions, repurchases, retirements, acquisitions, dividends or other payments with respect to the Series A Preferred Shares made in accordance with the Certificate of Designation;

(d) Restricted Payments by any Company or any of its Subsidiaries to the Issuer to enable the Issuer to pay any applicable income or franchise Taxes then due and payable, to the extent such Taxes are attributable to the activities or income of the Company and its Subsidiaries;

(e) redemptions, repurchases, retirements or other acquisitions of Capital Stock (i) deemed to occur on the exercise of options by the delivery of Capital Stock in satisfaction of the exercise price of such options or (ii) in consideration of withholding or similar taxes payable by any future, present or former officer, employee, director, member of management, or consultant (or their respective estates, executors, administrators, heirs, family members, legatees, distributees, spouses, former spouses, domestic partners and former domestic partners), including deemed repurchases in connection with the exercise of stock options; provided, that, any Restricted Payments made pursuant to this clause (d) are not be made in cash;

(f) to the extent no Triggering Event has occurred and is continuing at the time of such distribution (both before and after giving effect thereto), the Issuer and any of its Subsidiaries may make distributions in an amount sufficient to make payments (with (x) cash or (y) Indebtedness consisting of promissory notes issued by the Issuer or its Subsidiaries to former employees, officers, former officers, directors and former directors of the Issuer or its Subsidiaries (or any spouses, ex-spouses, beneficiaries, or estates of any of the foregoing) to purchase or redeem Capital Stock of the Issuer (“Shareholder Redemption Notes”)) on account of the purchase, redemption, or other acquisition or retirement of any shares of the Capital Stock of the Issuer or such Subsidiary from former employees, officers or directors of the Issuer and its Subsidiaries (or any spouses, ex-spouses, beneficiaries or estates of any of the foregoing) which may be in the form of forgiveness of Indebtedness, and the Issuer may make such payments (with cash or Shareholder Redemption Notes) on account of the purchase, redemption, or other acquisition or retirement of any shares of its Capital Stock, and, in each case, make distributions to satisfy any tax liabilities arising in connection with such transactions; provided that the amount of such distributions and repurchases (including any such distributions or repurchases in the form of forgiveness of Indebtedness) may not exceed the sum of (x) $2,400,000 in any Fiscal Year plus (y) the amount of the cash proceeds of any permitted issuance of Qualified Capital Stock received by the Issuer or Evolent for the purpose of making such payments and used solely for such purpose plus (z) key man life insurance proceeds received by the Issuer, the Companies or any of their respective Subsidiaries during such Fiscal Year;

(g) the making of any Restricted Payment within 60 days after the date of declaration thereof, if at the date of such declaration such Restricted Payment would have complied with another provision of this Section 3.1; provided that the making of such Restricted Payment will reduce capacity for Restricted Payments pursuant to such other provision when so made;

(h) (i) the redemption, repurchase, retirement or other acquisition of any Capital Stock (“Retired Capital Stock”) of the Issuer in exchange for, or out of the proceeds of, the substantially concurrent sale of, Capital Stock of the Issuer or contributions to the equity capital of the Issuer (other than any Disqualified Capital Stock) (collectively, including any such contributions, “Refunding Capital Stock”) and (ii) the declaration and payment of dividends on the Retired Capital Stock out of the proceeds of the substantially concurrent sale of Refunding Capital Stock;

(i) the Issuer and its Subsidiaries may make any payments required by the terms of the TRA;

(j) the Issuer or any of the Subsidiaries may pay cash in lieu of fractional Capital Stock in connection with any dividend, split or combination thereof, any Permitted Acquisition (as defined in the Credit Agreement as in effect on the date hereof) or any exercise of warrants, options or other securities convertible into or exchangeable for Capital Stock;

(k) to the extent constituting Restricted Payments, the Companies and their respective Subsidiaries may enter into and consummate transactions permitted by Section 9.04 of the Credit Agreement (other than Section 9.04(e) of the Credit Agreement) and Section 9.05 of the Credit Agreement (other than Section 9.05(l) of the Credit Agreement);

(l) any liquidating distribution payable pursuant to Section 3.01 of the Certificate of Designations;

(m) any declaration and payment of dividends or other distributions on shares of Class A Common Stock to the extent that (i) the applicable Participating Dividends (as defined in the certificate of Designations) are simultaneously declared and paid, as applicable, consistent with the terms of the Certificate of Designations and (ii) so long as immediately after giving effect to such dividend or distribution (and the incurrence of any Indebtedness in connection therewith), the Total Leverage Ratio (calculated including the Series A Preferred Shares, any other Preferred Stock or any Disqualified Capital Stock of the Issuer or any of its Subsidiaries) does not exceed 3.40:1.00; and

(n) any repurchase of shares of Class A Common Stock to the extent that (i) all Regular Dividends (as defined in the Certificate of Designations) have been paid in cash on each of the four most recent Regular Dividend Payment Dates (as defined in the Certificate of Designations) and (ii) so long as immediately after giving effect to such repurchase (and the incurrence of any Indebtedness in connection therewith), the Total Leverage Ratio (calculated including the Series A Preferred Shares, any other Preferred Stock or any Disqualified Capital Stock of the Issuer or any of its Subsidiaries) does not exceed 3.40:1.00.

To the extent that the Issuer or its Subsidiaries are permitted to make any Restricted Payments pursuant to this Section 3.1, the same may be made as a loan or advance to the recipient thereof, and in such case the amount of such loan or advance so made shall reduce the amount of Restricted Payments that may be made by the Issuer or its Subsidiaries in respect thereof.

Section 3.2 Limitation on Incurrence of Indebtedness.

Without the consent of the Holder Majority, on or after the Issue Date, the Issuer will not, and will not permit any of its Subsidiaries to, directly or indirectly, create, incur, issue, assume, guarantee, suffer to exist or otherwise become directly or indirectly liable, contingently or otherwise, with respect to any Funded Debt, in each case, unless the Total Leverage Ratio does not exceed 4.40:1.00.

The accrual of interest and the accretion of accreted value and the payment of interest in the form of additional Indebtedness shall not be deemed to be an incurrence of Indebtedness for purposes of this Section 3.2. The principal amount of any non-interest bearing Indebtedness or other discount security constituting Indebtedness at any date shall be the principal amount thereof that would be shown on a balance sheet of the Issuer dated such date prepared in accordance with GAAP.

Section 3.3 Limitations on Issuer. Notwithstanding anything to the contrary set forth herein (including in Section 3.2), Issuer shall not (a) issue (i) additional shares of Series A Preferred Shares or (ii) a new class or series of equity securities senior to or pari passu with the Series A Preferred Shares, (b) form or create any “holding” companies between the Issuer and the Companies, or (c) reclassify or recapitalize any securities of the Issuer or any of its Subsidiaries by any means (including by merger) in any manner that adversely affects the rights of the holders of the Series A Preferred Shares under this Agreement or the Certificate of Designation.

Section 3.4 Corporate Actions. The Issuer shall (a) at any time that any Series A Preferred Share is outstanding, take all action necessary to at all times have authorized, and reserved for the purpose of issuance from and after the date hereof and free from preemptive rights, the number of Class A Common Stock issuable upon conversion of the Series A Preferred Shares in accordance with the terms of the Certificate of Designation; and (b) not effect any voluntary deregistration under the Exchange Act or any voluntary delisting with the New York Stock Exchange in respect of the Class A Common Stock. All shares of Common Stock delivered upon conversion of the Series A Preferred Shares shall be newly issued shares or shares held in treasury by the Company, shall have been duly authorized, validly issued, fully paid and nonassessable shares, and shall be free from preemptive rights and free of any Lien (other than generally applicable restrictions on transfer under applicable securities Laws or liens created by the Purchaser).

Section 3.5 Anti-Layering. Without the consent of the Holder Majority, (i) the Issuer shall not, nor shall it permit its Subsidiaries to, create, incur, issue, assume, guarantee, suffer to exist or otherwise become directly or indirectly liable, contingently or otherwise, for, any Indebtedness of the type set forth in clause (a) of the definition therefor, other than (a) Indebtedness that is pari passu in right of payment in right of security with the Obligations under the Credit Agreement (as in effect on the date hereof) or (ii) Indebtedness in the form of senior unsecured convertible notes that are pari in right of payment with the Issuer’s Convertible Senior Notes (as defined in the Credit Agreement as in effect on the date hereof), and (ii) no Subsidiary of the Issuer shall authorize or issue any new Capital Stock of such Subsidiary, sell or reclassify any existing Capital Stock of such Subsidiary, or authorize, issue, sell or reclassify any Capital Stock, or Indebtedness or debt securities, in each case convertible into, Capital Stock of such Subsidiary (other than by (i) a wholly-owned Subsidiary of the Issuer to the Issuer or another wholly-owned Subsidiary of Issuer, (ii) a non-wholly-owned Subsidiary of the Issuer to the Issuer or another wholly-owned Subsidiary of Issuer and to each other owner of Capital Stock of such non-wholly-owned Subsidiary based on their relative ownership interests or (iii) a Subsidiary that was a non-wholly-owned Subsidiary of the Issuer as of the date hereof).

ARTICLE IV

MISCELLANEOUS

Section 4.1 Entire Agreement; Parties in Interest. This Agreement (including the exhibits hereto), the Certificate of Designation, the Securities Purchase Agreement, the Registration Rights Agreement and the Commitment Letter (to the extent the obligations that are expressly stated in the Commitment Letter to survive termination thereof as set forth therein) constitute the entire agreement, and supersede all other prior agreements and understandings, both written and oral, between the Parties with respect to the subject matter hereof. This Agreement will be binding upon and inure solely to the benefit of each Party and its respective successors, legal representatives and permitted assigns, and nothing in this Agreement, express or implied, is intended to or will confer upon any other Person any rights, benefits or remedies of any nature whatsoever under or by reason of this Agreement, except for the provisions of Section 4.2, which will be enforceable by the beneficiaries contemplated thereby.

Section 4.2 No Recourse. Notwithstanding anything to the contrary in this Agreement, this Agreement may only be enforced by a Party against, and any related proceedings that may be based upon, arise out of or relate to this Agreement, or the negotiation, execution or performance of this Agreement, may only be made by such Party, against another Party and no Related Parties not party to the Agreement will have any liability for any losses of a Party in respect of any claim (whether in tort, contract or otherwise) based on, in respect of, by reason of, or in connection with this Agreement. In no event will a Party or any of its Affiliates, and such Party agrees not to, and to cause its Affiliates not to, seek to enforce this Agreement against, make any claims for breach of this Agreement against, or seek to recover losses or other damages from, any Related Party not party to this Agreement.

Section 4.3 Governing Law. This Agreement and all questions relating to the interpretation or enforcement of this Agreement will be governed by and construed in accordance with the laws of the State of Delaware without regard to the laws of the State of Delaware or any other jurisdiction that would call for the application of the substantive laws of any jurisdiction other than the State of Delaware.

Section 4.4 Jurisdiction. Each Party hereby irrevocably and unconditionally, for itself and its property, submits to the exclusive jurisdiction of the Delaware Court of Chancery (and if jurisdiction in the Delaware Court of Chancery is unavailable, in the Complex Commercial Litigation Division of the Superior Court in the City of Wilmington, New Castle County, Delaware, and if jurisdiction in the Complex Commercial Litigation Division of the Superior Court in the City of Wilmington, New Castle County, Delaware is unavailable, in the federal courts of the U.S. sitting in the State of Delaware), and any appellate court from any thereof (such courts in such jurisdictional priority, the “Forum”), in any proceeding arising out of or relating to this Agreement or any transaction contemplated hereby, and agrees that all claims in respect of such proceeding may be heard and determined in the Forum, and each of the Parties hereby irrevocably and unconditionally (a) agrees not to commence any such proceeding except in the Forum, (b) agrees that any claim in respect of any such proceeding may be heard and determined in the Forum, (c) waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any such proceeding in the Forum, and (d) waives, to the fullest extent it may legally and effectively do so, the defense of an inconvenient forum to the maintenance of such proceeding in the Forum. Each Party hereby agrees that service of summons, complaint or other process in connection with any proceeding contemplated hereby may be made by registered or certified mail addressed to such Party at the address specified pursuant to Section 4.6 of this Agreement, and that service so made shall be effective as if personally made in the State of Delaware. EACH OF THE PARTIES IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY PROCEEDING BETWEEN OR AMONG THE PARTIES ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

Section 4.5 Specific Performance; Remedies.

(a) Each Party hereby acknowledges and agrees that the subject matter of this Agreement, including the Certificate of Designation, is unique, that the other Party would be damaged irreparably in the event any of the provisions of this Agreement and/or the Certificate of Designation are not performed in accordance with their specific terms or otherwise are breached, and that remedies at law would not be adequate to compensate such other Parties not in default or in breach. Accordingly, each Party agrees that the other Parties will be entitled to an injunction or injunctions to prevent breaches of the provisions of this Agreement and/or the Certificate of Designation and to enforce specifically the terms and provisions of this Agreement and/or the Certificate of Designation in addition to any other remedy to which they may be entitled, at law or in equity. The Parties waive any defense that a remedy at law is adequate and any requirement to prove special damages, post bond or provide similar security in connection with actions instituted for injunctive relief or specific performance of this Agreement.

(b) All remedies available under this Agreement, at law or otherwise, will be deemed cumulative and not alternative or exclusive of other remedies. The exercise by any Party of a particular remedy will not preclude the exercise of any other remedy.

Section 4.6 Notice.

(a) Except as otherwise provided in this Agreement, any notice or other communication required or permitted to be delivered to any Party under this Agreement will be in writing and delivered by (i) email or (ii) registered mail via a national courier service to the following email address or physical address, as applicable:

The Issuer:

Evolent Health, Inc.

800 N. Glebe Road

Suite 500

Arlington, VA 22203

Attention: John Johnson, Chief Financial Officer

Email: JPJohnson@evolenthealth.com

with a copy (which will not constitute notice) to:

King & Spalding LLP

1185 Avenue of the Americas

New York, NY 10036

Attention: Elizabeth Morgan; Zachary Cochran

Email: EMorgan@kslaw.com; ZCochran@kslaw.com

The Purchasers (as applicable):

c/o Ares Capital Corporation

245 Park Avenue, 44th Floor

New York, NY 10167

Email: agency@aresmgmt.com

with a copy (which will not constitute notice) to:

Proskauer Rose LLP

Eleven Times Square

New York, NY 10036

Attention: Justin Breen; Scott Patrick Thurman

Email: jbreen@proskauer.com; sthurman@proskauer.com

(b) Notice or other communication pursuant to Section 4.6(a) will be deemed given or received when delivered, except that any notice or communication received by email transmission on a non-Business Day or on any Business Day after 5:00 p.m. addressee’s local time or by overnight delivery on a non-Business Day will be deemed to have been given and received at 9:00 a.m. addressee’s local time on the next Business Day. Any Party may specify a different address, by written notice to the other Parties. The change of address will be effective upon the other Parties’ receipt of the notice of the change of address.

Section 4.7 Amendments; Waivers. Any provision of this Agreement may be amended or waived if, and only if, such amendment or waiver is in writing and signed, in the case of an amendment, by a Holder Majority and the Issuer, or in the case of a waiver, by the Party against whom the waiver is to be effective. No knowledge, investigation or inquiry, or failure or delay by the Issuer or any Holder in exercising any right hereunder will operate as a waiver thereof nor will any single or partial exercise thereof preclude any other or further exercise of any other right hereunder. No waiver of any right or remedy hereunder will be deemed to be a continuing waiver in the future or a waiver of any rights or remedies arising thereafter.

Section 4.8 Counterparts. This Agreement may be executed in two (2) or more counterparts, each of which constitutes an original, and all of which taken together constitute one (1) instrument. A signature delivered by facsimile or other electronic transmission (including e-mail) will be considered an original signature.

Section 4.9 Assignment. This Agreement will be binding upon and will inure to the benefit of the Parties and their respective permitted assigns and successors. None of the rights, privileges or obligations set forth in, arising under or created by this Agreement may be assigned or transferred by the Issuer without the prior written consent of the Purchasers. The Holders may assign this Agreement and the rights, privileges and obligations hereunder only in connection with a transfer of the Series A Preferred Shares in accordance with Section 1.1 hereof and the Certificate of Designation. Any assignment or transfer in violation of this Section 4.9 shall be null and void.

Section 4.10 Severability. In the event that any provision of this Agreement, or the application thereof, becomes or is declared by a court of competent jurisdiction to be illegal, void, invalid or unenforceable, the remainder of this Agreement will continue in full force and effect and the application of such provision to other Persons or circumstances will be interpreted so as reasonably to effect the intent of the Parties. The Parties further agree to replace such illegal, void, invalid or unenforceable provision of this Agreement with a legal, valid and enforceable provision that achieves, to the extent possible, the economic, business and other purposes of such illegal, void, invalid or unenforceable provision.

Section 4.11 Certain Issuer Acknowledgements. The Issuer acknowledges on its behalf and on behalf of its Subsidiaries and other Affiliates that:

(a) The Holders and their respective Affiliates are involved in a broad range of transactions and may have economic interests that conflict with those of the Issuer or any of its Subsidiaries. Each Holder is and will act under this Agreement as an independent contractor. Nothing in this Agreement or otherwise will be deemed to create an advisory, fiduciary or agency relationship or fiduciary or other implied duty of the Holders to the Issuer or any of its Subsidiaries or any Affiliate or equity holder thereof. The rights and obligations contemplated by this Agreement are the result of arm’s-length commercial negotiations between the Holders, on the one hand, and the Issuer, on the other hand. In connection with such rights and obligations, each of the Holders is acting solely as a principal and not as agent or fiduciary of the Issuer or any of its Subsidiaries or member of management, equity holders or creditors thereof or any other Person.

(b) None of the Holders or any of their respective Affiliates or Representatives will have any obligation to use in connection with the matters contemplated by this Agreement, or to furnish to the Issuer or any of its Subsidiaries or its Affiliates or equity holders, confidential information obtained by them from other Persons.

(c) Notwithstanding anything herein to the contrary, nothing contained in this Agreement, nor the fact that any Ares Holder owns Preferred Stock or Common Stock of the Company, shall affect, limit or impair the rights and remedies of any Ares Holder or any of their respective Affiliates that is a lender to the Issuer or any of its Subsidiaries in such Ares Holder’s (or its Affiliates’) capacity as a lender(s) to the Issuer or any of its Subsidiaries pursuant to the Credit Agreement. Without limiting the generality of the foregoing, any such Person, in exercising its rights as a lender, including making any decisions contemplated by the Credit Agreement, will have no duty to consider (a) its status as a direct or indirect equityholder of the Issuer or any of the Companies, (b) the interests of the Issuer or any of the Companies or (c) any duty it may have any other direct or indirect equityholder of the Issuer or any of the Companies, except as may be required under the Credit Agreement or by commercial law applicable to creditors generally.

Section 4.12 Rights of Third Parties. Except for the Related Parties of the Parties, who shall be third party beneficiaries of Section 4.2 or as otherwise expressly stated in this Agreement, this Agreement does not confer any rights on any person other than the Parties.

Section 4.13 Conflict of Provisions. If there is any inconsistency between any of the provisions of this Agreement and the provisions of the Certificate of Designation, the provisions of this Agreement shall prevail.

Section 4.14 Confidentiality. Each Person that is currently or at any time in the past was a Holder (collectively referred to as a Holder for purposes of this Section 4.14) shall treat confidentially all information received by it from the Issuer or its Affiliates or Representatives in connection with its status as a holder of Series A Preferred Shares or the exercise of its rights pursuant to the Preferred Stock Documentation, including, without limitation, the terms and existence of the Preferred Stock Documentation (other than information available to the public through the filing of the Certificate of Designation with the Delaware Secretary of State and the filing of this Agreement, the Securities Purchase Agreement, the Registration Rights Agreement and the Certificate of Designation with the U.S. Securities and Exchange Commission) and only use such information for the purpose of its investment in the Series A Preferred Shares; provided, however, that nothing herein shall prevent such Holder from disclosing any such information (a) pursuant to the order of any court or administrative agency or in any pending legal, judicial or administrative proceeding, or otherwise as required by Applicable Law or compulsory legal process based on the reasonable advice of counsel (in which case such Holder agrees (except with respect to any audit or examination conducted by bank accountants or any governmental or regulatory authority exercising routine examination or regulatory authority), to the extent practicable and not prohibited by

Applicable Law, to inform the Issuer promptly thereof prior to disclosure), (b) upon the request or demand of any regulatory authority (including any self-regulatory authority) having jurisdiction over such Holder or any of its Affiliates (in which case such Holder agrees (except with respect to any audit or examination conducted by bank accountants or any governmental or regulatory authority (including any self-regulatory authority) exercising routine examination or regulatory authority), to the extent practicable and not prohibited by applicable law, rule or regulation, to inform the Issuer promptly thereof prior to disclosure), (c) to the extent that such information becomes publicly available other than by reason of disclosure by such Holder or any of its Affiliates or their respective Related Parties thereto in violation of any confidentiality obligations owing to the Issuer or any of its Affiliates (including those set forth in this Section 4.14), (d) to the extent that such information is received by such Holder from a third party that is not, to such Holder’s knowledge, subject to contractual or fiduciary confidentiality obligations owing to the Issuer or its Affiliates or Related Parties, (e) to the extent that such information is independently developed by such Holder, (f) to such Holder’s Affiliates and to its and their respective limited partners, lenders, investors, managed accounts and rating agencies, and to the respective officers, directors, employees, legal counsel, independent auditors, professionals and other experts or agents of each of the foregoing, in each case, who need to know such information in connection with the transactions contemplated hereby (including in connection with the evaluation, monitoring or administration of such Holder’s investment in the Series A Preferred Shares) and who are subject to customary confidentiality obligations and who have been informed of the confidential nature of such information and are or have been advised of their obligation to keep such information confidential (with such Investor responsible for such person’s compliance with this Section 4.14), (g) for purposes of establishing a “due diligence” defense, (h) to prospective transferees (other than Disqualified Institutions) of such Holder’s Series A Preferred Shares, in each case who agree to be bound by the terms of this Section 4.14 (or language substantially similar to this Section 4.14); provided that the disclosure of any such information to any prospective transferee referred to above shall be made subject to the acknowledgement and acceptance by such prospective transferee, on behalf of itself and its advisors, that such information is being disseminated on a confidential basis (on substantially the terms set forth in this paragraph or as is otherwise reasonably acceptable to such Holder and the Issuer), or (i) with the Issuer’s prior written consent. Notwithstanding anything to the contrary herein, for so long as any Ares Holder is subject to periodic public filing requirements under the rules and regulations promulgated by the Securities and Exchange Commission, such Ares Holder shall be permitted to disclose the nature and existence of its investment pursuant hereto in accordance with such rules and regulations.

ARTICLE V

DEFINITIONS

Section 5.1 Certain Definitions.

(a) The following words and phrases have the meanings specified in this Section 5.1:

“Affiliate” shall mean, with respect to any Person, any other Person that, directly or indirectly, through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified; provided, that, no Purchaser shall be an Affiliate of the Issuer solely by reason of such Purchaser’s holding Series A Preferred Shares. The term “Control” means either (a) the power to vote, or the beneficial ownership of, ten (10%) or more of the Voting Stock of such Person or (b) the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. The terms “Controlling” and “Controlled” have meanings correlative thereto.

“Applicable Laws” or “Laws” shall mean, with respect to any Person, the common law and any federal, state, local, foreign, multinational or international laws, statutes, codes, treaties, standards, rules and regulations, guidelines, ordinances, orders, judgments, writs, injunctions, decrees (including administrative or judicial precedents or authorities) and the interpretation or administration thereof by, and other determinations, directives, requirements or requests of, any Governmental Authority, in each case whether or not having the force of law and that are applicable to or binding upon such Person or any of its property or Products or to which such Person or any of its property or Products is subject. For the avoidance of doubt, the term “Applicable Laws” shall include FATCA and any intergovernmental agreements with respect thereto between the United States and another jurisdiction.

“Approved Fund” shall mean any Person (other than a natural person) that is engaged in making, purchasing, holding or investing in bank loans and similar extensions of credit in the ordinary course and that is administered, advised or managed by (a) a Purchaser, (b) an Affiliate of a Purchaser or (c) an entity or an Affiliate of an entity that administers, advises or manages a Purchaser.

“Attributable Indebtedness” shall mean, on any date, in respect of any Capitalized Lease of any Person, the capitalized amount thereof that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP.

“Business Day” shall mean any day excluding Saturday, Sunday, and any day which is a legal holiday under the laws of the State of New York.

“Capital Stock” shall mean any and all shares, interests, participations, units or other equivalents (however designated) of capital stock of a corporation, membership interests in a limited liability company, partnership interests of a limited partnership, any and all equivalent ownership interests in a Person and any and all warrants, rights or options to purchase any of the foregoing, but, to avoid doubt, shall not include any debt securities convertible into or exchangeable for any securities otherwise constituting Capital Stock pursuant to this definition.

“Capitalized Lease Obligations” shall mean, as applied to any Person, all obligations under Capitalized Leases of such Person or any of its Subsidiaries, in each case taken at the amount thereof accounted for as liabilities on the balance sheet (excluding the footnotes thereto) of such Person in accordance with GAAP.

“Capitalized Leases” shall mean, as applied to any Person, all leases of property that have been or should be, in accordance with GAAP, recorded as capitalized leases on the balance sheet of such Person or any of its Subsidiaries, on a consolidated basis; provided, that for all purposes hereunder the amount of obligations under any Capitalized Lease shall be the amount thereof accounted for as a liability on the balance sheet (excluding the footnotes thereto) of such Person in accordance with GAAP; provided, that, any lease classified as an operating lease on December 31, 2018 (assuming for purposes hereof that such lease was in existence on December 31, 2018) shall continue to be treated as an operating lease regardless of its treatment under GAAP. For the avoidance of doubt, “Capitalized Leases” shall not include obligations or liabilities of any Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations would be required to be classified and accounted for as an operating lease under GAAP as existing on December 31, 2018; provided, that financial reporting obligations shall not be affected by this sentence.

“Class A Common Stock” means the Class A Common Stock, par value $.01 per share, of the Company.

“Code” shall mean the Internal Revenue Code of 1986, as amended from time to time, and the regulations promulgated and rulings issued thereunder. Section references to the Code are to the Code, as in effect at the date of this Agreement, and any subsequent provisions of the Code, amendatory thereof, supplemental thereto or substituted therefor.

“Commitment Letter” means that certain Commitment Letter (Preferred Stock), dated as of November 17, 2022, by and between the Issuer and Ares Capital Management LLC.

“Companies” shall mean, collectively, Evolent Health LLC, a Delaware limited liability company (“Evolent”), TPG Growth Iceman Parent, Inc., Delaware corporation (“TPG”), and Provider Group, Inc., a Delaware corporation (“Implantable”).

“Competitor” means any Person that is an operating company engaged in substantially similar business operations as the Companies.

“Consolidated Adjusted EBITDA” shall mean, for a specified Test Period, an amount determined for the Investor and its Subsidiaries on a consolidated basis equal to:

(a) Consolidated Net Income,

plus

(b) to the extent deducted in calculating Consolidated Net Income for such period (other than with respect to clause (b)(xiii) below), the sum of, without duplication, amounts for:

(i) Consolidated Interest Expense (net of interest income);

(ii) (a) provisions for Taxes based on income and (b) any payments actually made pursuant to the TRA;

(iii) total depreciation expense;

(iv) total amortization expense;

(v) other non-cash charges reducing Consolidated Net Income (excluding any such non-cash item (x) to the extent that it represents an accrual or reserve for potential cash items in any future period or amortization of a prepaid cash item that was paid in a prior period or (y) relating to a write-down, write off or reserve with respect to receivables or inventory);

(vi) losses, costs and expenses on asset sales, disposals or abandonments (other than (i) of current assets and (ii) asset sales, disposals or abandonments in the ordinary course of business);

(vii) fees and expenses incurred in connection with a Permitted Acquisition (as defined in the Credit Agreement as in effect on the date hereof), other Investments permitted hereunder, Dispositions (other than in the ordinary course of business) permitted hereunder, Restricted Payments (as defined in the Credit Agreement as in effect on the date hereof) permitted hereunder or the refinancing or redemption of Indebtedness permitted under the Credit Agreement (as in effect on the date hereof); provided, that, to the extent such transactions have not been consummated, such costs, fees and expenses (any such costs, fees and expenses, “Unconsummated Deal Expenses”) (x) shall not exceed $3,000,000 in any Test Period and (y) shall not exceed the aggregate amount of any adjustments made pursuant to this clause (b)(vii) during such period shall not exceed 25% of Consolidated Adjusted EBITDA (calculated together with clause (b)(xi) and clause (b)(xv)) for such period (calculated before giving effect to any such adjustments); provided that, the foregoing caps shall not include fees and expenses incurred prior to the Closing Date (as defined in the Credit Agreement as in effect on the date hereof) in connection with the transaction previously identified to the Purchasers as “Project Holiday”, so long as such amount does not exceed $3,500,000 in the aggregate;

(viii) fees and expenses incurred in connection with the consummation of the Transactions (as defined in the Credit Agreement as in effect on the date hereof) on the Closing Date (as defined in the Credit Agreement as in effect on the date hereof) in an aggregate amount not to exceed $6,000,000, and to the extent disclosed to the Agents (as defined in the Credit Agreement as in effect on the date hereof);

(ix) non-cash adjustments pursuant to any management equity or equity-based plan or stock option plan or any other management or employee benefit plan or agreement or any stock subscription or stockholders agreement;

(x) (1) the effects of adjustments in the Issuer’s and its Subsidiaries’ consolidated financial statements pursuant to GAAP (including in the property and equipment, software, goodwill, intangible assets, deferred revenue and debt line items thereof) resulting from the application of recapitalization accounting or purchase accounting, as the case may be, in relation to the Transactions (as defined in the Credit Agreement as in effect on the date hereof) or any consummated acquisition or the amortization of any amounts thereof, (2) any non-cash losses, charges or adjustments resulting from the application of Accounting Standards Codification 606 and (3) earnout obligations and other similar contingent consideration;

(xi) costs, fees and expenses relating to restructuring, severance, recruiting, retentions and relocations, signing and stay bonuses, payments made to employees or producers who are subject to non-compete agreements, and curtailments or modifications to pension and post-retirement employee benefits plans; provided, that, the aggregate amount included in this clause (xi) during any Test Period shall not exceed 25% of Consolidated Adjusted EBITDA (calculated together with clause (b)(vii) (solely to the extent relating to Unconsummated Deal Expenses) and clause (b)(xv) for such period (calculated before giving effect to any such adjustments);

(xii) charges, losses or expenses to the extent paid for, reimbursed or indemnified by a Person other than the Issuer and its Subsidiaries or reimbursed through insurance by a Person other than the Issuer and its Subsidiaries, in each case to the extent such expenses are actually paid or refunded to Issuer or any of its Subsidiaries (to the extent such payments or refunds are included in Consolidated Net Income);

(xiii) proceeds received from business interruption insurance;

(xiv) to the extent included in Consolidated Net Income, losses attributable to non-controlling interests; and

(xv) extraordinary, unusual and non-recurring costs, expenses and losses in any Test Period; provided, that, the aggregate amount included in this clause (xv) during any Test Period shall not exceed provided, that, the aggregate amount included in this clause (xv) during any Test Period shall not exceed 25% of Consolidated Adjusted EBITDA (calculated together with clause (b)(vii) (solely to the extent relating to Unconsummated Deal Expenses) and clause (b)(xi)) as of the end of the most recently ended Test Period as calculated before giving effect to the add-back in this clause (xv);

minus

(c) to the extent included in calculating Consolidated Net Income for such period (other than with respect to clause (c)(iv)), the sum of, without duplication, amounts for:

(i) other non-cash gains increasing Consolidated Net Income for such period (excluding any such non-cash item to the extent it represents the reversal of an accrual or reserve for a potential cash item in any prior period),

(ii) extraordinary, unusual and non-recurring gains and income;

(iii) gains on asset sales, disposals or abandonments (other than (A) of current assets and (B) asset sales, disposals or abandonments in the ordinary course of business); and

(iv) any software development costs to the extent capitalized during such period.

Provided, however, for purposes of determining the Total Leverage Ratio, Consolidated Adjusted EBITDA shall be determined on a Pro Forma Basis.

“Consolidated Interest Expense” shall mean, for any specified Test Period, for the Issuer and its Subsidiaries, determined on a consolidated basis in accordance with GAAP, the sum of: (a) all interest in respect of Indebtedness (including, without limitation, the interest component of any payments in respect of Capitalized Lease Obligations) accrued or capitalized during such period (whether or not actually paid during such period) plus (b) the net amount payable (or minus the net amount receivable) in respect of Hedging Obligations relating to interest during such period (whether or not actually paid or received during such period).

“Consolidated Net Income” shall mean, for any specified Test Period, the consolidated net income (or loss) of the Issuer and its Subsidiaries determined in accordance with GAAP; provided that there shall be excluded (i) the income (or loss) of any Person (other than consolidated Subsidiaries of the Issuer) in which any Person (other than the Issuer or any of its consolidated Subsidiaries) has a joint ownership interest or that is accounted for by the equity method of accounting, except to the extent of the amount of dividends or other distributions actually paid to the Issuer or any of its consolidated Subsidiaries by such Person during such specified Test Period, (ii) the income (or loss) of any Person accrued prior to the date it becomes a consolidated Subsidiary of the Issuer or is merged into or consolidated with the Issuer or any of its consolidated Subsidiaries or such Person’s assets are acquired by the Issuer or any of its consolidated Subsidiaries, and (iii) the income of any consolidated Subsidiary of the Issuer to the extent that the declaration or payment of dividends or similar distributions by that consolidated Subsidiary of that income is not at the time permitted by operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule, governmental regulation applicable to that consolidated Subsidiary or would require governmental (including regulatory) consent; provided, that, the income (or loss) of any consolidated Subsidiary of the Issuer shall not be excluded from this definition to the extent governmental (including regulatory) consent has been received for the declaration or payment of dividends or similar distributions by that consolidated Subsidiary of its income.

“Contingent Liability” shall mean, for any Person, any agreement, undertaking or arrangement by which such Person guarantees, endorses or otherwise becomes or is contingently liable upon (by direct or indirect agreement, contingent or otherwise, to provide funds for payment, to supply funds to, or otherwise to invest in, a debtor, or otherwise to assure a creditor against loss) the Indebtedness of any other Person (other than by endorsements of instruments in the course of collection), or guarantees the payment of dividends or other distributions upon the Capital Stock of any other Person. The amount of any Person’s obligation under any Contingent Liability shall (subject to any limitation set forth therein) be deemed to be the outstanding principal amount of the debt, obligation or other liability guaranteed thereby.

“Credit Agreement” shall mean that certain Credit Agreement, dated as of August 1, 2022 (as amended, restated, amended and restated, supplemented or otherwise modified from time to time prior to the date hereof, and as amended by that certain Amendment No. 1 to Credit Agreement on the date hereof (“Amendment No. 1 to Credit Agreement”), by and among, inter alios, the Companies, the Issuer, Ares Capital Corporation, a Maryland corporation, as administrative agent, and ACF Finco I LP, a Delaware limited partnership, as collateral agent.

“Current Liquidation Preference” shall have the meaning of such term as set forth in the Certificate of Designation.

“Disposition” shall mean, with respect to any Person, any sale, transfer, lease, contribution, division or other conveyance (including by way of merger) of, or the granting of options, warrants or other rights to, any of such Person’s or their respective Subsidiaries’ assets (including receivables and Capital Stock of Subsidiaries) to any other Person in a single transaction or series of transactions; provided that “Disposition” and “Dispose” shall not include any issuance by the Company of any of its Capital Stock to another Person.

“Disqualified Capital Stock” shall have the meaning of such term set forth in the Credit Agreement as in effect on the date hereof.

“Disqualified Institution” means any Person that is (a) designated by the Issuer, by written notice delivered to the Purchasers on or prior to the date hereof, as a (i) disqualified institution or (ii) Competitor or (b) clearly identifiable, solely on the basis of such Person’s name, as an Affiliate of any Person referred to in clause (a)(i) or (a)(ii) above; provided, however, Disqualified Institutions shall (A) exclude any Person that the Issuer has designated as no longer being a Disqualified Institution by written notice delivered to the Purchasers from time to time, (B) exclude any bona fide debt fund, investment vehicle, regulated bank entity or unregulated lending entity (other than any person separately identified as a Disqualified Institution in accordance with clause (a)(ii) above or any Affiliate of a Person identified under clause (b) above) that is engaged in making, purchasing, holding or otherwise investing in commercial loans or similar extensions of credit in the ordinary course of business and (C) include (I) any Person that is added as a Competitor and (II) any Person that is clearly identifiable, solely on the basis of such Person’s name, as an Affiliate of any Person referred to in clause (C)(I), pursuant to a written supplement to the list of Competitors that are Disqualified Institutions, that is delivered by the Issuer after the date hereof to the Purchasers. Such supplement shall become effective two (2) Business Days after the date that such written supplement is delivered to the Purchasers, but which shall not apply retroactively to disqualify any Persons that have previously transferred Series A Preferred Shares as permitted herein.

“Dividends” shall have meaning of such term set forth in the Certificate of Designation.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended from time to time, and the regulations promulgated thereunder. Section references to ERISA are to ERISA as in effect at the date of this Agreement and any subsequent provisions of ERISA amendatory thereof, supplemental thereto or substituted therefor.

“Exchange Act” means the United States Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Existing Earnouts” shall have the meaning of such term set forth in the Credit Agreement as in effect on the date hereof.

“Fiscal Quarter” shall mean each quarterly period corresponding to the Fiscal Year.

“Fiscal Year” shall mean any of the annual accounting periods of the Issuer ending on December 31 of each year.

“Funded Debt” shall mean, as of any date of determination, all then outstanding Indebtedness of the Issuer and its Subsidiaries, on a consolidated basis, of the type described in clauses (a), (b) (excluding the amount of any undrawn or cash collateralized letters of credit), (d) and (f) of the defined term “Indebtedness.”

“GAAP” shall mean generally accepted accounting principles in the United States of America, as in effect from time to time; provided, that if the Issuer notifies the Purchasers that the Issuer requests an amendment to any provision hereof to eliminate the effect of any change occurring after the date hereof in GAAP or in the application thereof on the operation of such provision (or if the Holder Majority notifies the Issuer that the Holder Majority request an amendment to any provision hereof for such purpose), regardless of whether any such notice is given before or after such change in GAAP or in the application thereof, then the Holder Majority and the Issuer shall negotiate in good faith to effect such amendment and such provision shall be interpreted on the basis of GAAP as in effect and applied immediately before such change shall have become effective until such notice shall have been withdrawn or such provision amended in accordance herewith.

“Governmental Authority” shall mean the government of the United States, any foreign country or any multinational authority, or any state, commonwealth, protectorate or political subdivision thereof, and any entity, body or authority exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government, including the PBGC and other quasi-governmental entities established to perform such functions.

“Guarantee Obligations” shall mean, as to any Person, any Contingent Liability of such Person or other obligation of such Person guaranteeing or intended to guarantee any Indebtedness of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, including any obligation of such Person, whether or not contingent, (a) to purchase any such Indebtedness or any property constituting direct or indirect security therefor, (b) to advance or supply funds (i) for the purchase or payment of any such Indebtedness or (ii) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor, (c) to purchase property, securities or services primarily for the purpose of assuring the owner of any such Indebtedness of the ability of the primary obligor to make payment of such Indebtedness or (d) otherwise to assure or hold harmless the owner of such Indebtedness against loss in respect thereof; provided, that the term “Guarantee Obligations” shall not include endorsements of instruments for deposit or collection in the ordinary course of business or customary and reasonable indemnity obligations in effect on the date hereof, entered into in connection with any acquisition or disposition of assets (other than with respect to Indebtedness). The amount of any Guarantee Obligation shall be deemed to be an amount equal to the stated or determinable amount of the Indebtedness in respect of which such Guarantee Obligation is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof (assuming such Person is required to perform thereunder) as determined by such Person in good faith.

“Hedge Termination Value” shall mean, in respect of any one or more Hedging Obligations, after taking into account the effect of any legally enforceable netting agreement relating to such Hedging Obligations, (a) for any date on or after the date such Hedging Obligations have been closed out and termination value(s) determined in accordance therewith, such termination value(s) and (b) for any date prior to the date referenced in clause (a), the amount(s) determined as the mark-to-market value(s) for such Hedging Obligations, as determined based upon one or more mid-market or other readily available quotations provided by any recognized dealer in such Hedging Obligations.

“Hedging Obligations” shall mean, with respect to any Person, any and all obligations of such Person, whether absolute or contingent and howsoever and whensoever created, arising, evidenced or acquired under (a) any and all Hedging Transactions (b) any and all cancellations, buy backs, reversals, terminations or assignments of any Hedging Transactions and (c) any and all renewals, extensions and modifications of any Hedging Transactions and any and all substitutions for any Hedging Transactions.

“Hedging Transaction” of any Person shall mean (a) any transaction (including an agreement with respect to any such transaction) permitted under Section 9.11 of the Credit Agreement as in effect on the date hereof now existing or hereafter entered into by such Person that is a rate swap transaction, swap option, basis swap, forward rate transaction, commodity swap, commodity option, equity or equity index swap or option, bond option, interest rate option, foreign exchange transaction, cap transaction, floor transaction, collar transaction, currency swap transaction, cross-currency rate swap transaction, currency option, spot transaction, credit protection transaction, credit swap, credit default swap, credit default option, total return swap, credit spread transaction, repurchase transaction, reverse repurchase transaction, buy/sell-back transaction, securities lending transaction, or any other similar transaction (including any option with respect to any of these transactions) or any combination thereof, whether or not any such transaction is governed by or subject to any master agreement and (b) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement or any other master agreement (any such master agreement, together with any related schedules, a “Master Agreement”), including any such obligations or liabilities under any Master Agreement.

“Holder” means, as of a particular time, any Person that, as of such time, is the holder of record of at least one share of the Series A Preferred Shares, including, as of the date hereof, the Purchasers.

“Holder Majority” means, as of a particular time, holders of at least a majority of the then outstanding aggregate Current Liquidation Preference (as defined in the Certificate of Designation) of the Series A Preferred Shares then outstanding.

“Indebtedness” shall mean, as to any Person at a particular time, without duplication, all of the following, whether or not included as indebtedness or liabilities in accordance with GAAP:

(a) all indebtedness of such Person for borrowed money and all indebtedness of such Person evidenced by bonds, debentures, notes, loan agreements or other similar instruments;

(b) the maximum amount (after giving effect to any prior drawings or reductions which may have been reimbursed) available under all letters of credit (including standby and commercial), bankers’ acceptances, bank guaranties, surety bonds, performance bonds and similar instruments issued or created by or for the account of such Person;

(c) the Hedge Termination Value of all Hedging Obligations of such Person;

(d) all obligations of such Person to pay the deferred purchase price of property or services, including earn-out obligations (including, but not limited to the Existing Earnout) (other than (i) trade accounts payable in the ordinary course of business and (ii) any earn-out obligation (including, but not limited to the Existing Earnout) until such obligation becomes a liability on the balance sheet of such Person in accordance with GAAP);

(e) indebtedness (excluding prepaid interest thereon) secured by a Lien on property owned or being purchased by such Person (including indebtedness arising under conditional sales or other title retention agreements and mortgage, industrial revenue bond, industrial development bond and similar financings), whether or not such indebtedness shall have been assumed by such Person or is limited in recourse;

(f) all Attributable Indebtedness;

(g) all obligations of such Person in respect of Disqualified Capital Stock; and

(h) all Guarantee Obligations of such Person in respect of any of the foregoing,

provided, that Indebtedness shall not include (i) prepaid or deferred revenue arising in the ordinary course of business, (ii) purchase price holdbacks arising in the ordinary course of business in respect of a portion of the purchase price of an asset to satisfy warranties or other unperformed obligations of the seller of such asset, (iii) endorsements of checks or drafts arising in the ordinary course of business, (iv) trade accounts payable in the ordinary course of business, and (v) preferred Capital Stock to the extent not constituting Disqualified Capital Stock.

The amount of any net Hedging Obligations on any date shall be deemed to be the Hedge Termination Value thereof as of such date. The amount of Indebtedness of any Person for purposes of clause (e) above shall be deemed to be equal to the lesser of (x) the aggregate unpaid amount of such Indebtedness and (y) the fair market value of the property of such Person encumbered thereby as determined by such Person in good faith.

“Insolvency Event” means, with respect to any Person, such Person becomes the subject of a voluntary or involuntary bankruptcy or insolvency proceeding, or has had a receiver, conservator, trustee, administrator, custodian, assignee for the benefit of creditors or similar Person charged with the reorganization or liquidation of its business appointed for it, or, in the good faith determination of the Purchasers, has taken any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any such proceeding or appointment or has had any order for relief in such proceeding entered in respect thereof, provided that an Insolvency Event shall not result solely by virtue of any ownership interest, or the acquisition of any ownership interest, in such Person by a Governmental Authority or instrumentality thereof, unless such ownership interest results in or provides such Person with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permits such Person (or such Governmental Authority or instrumentality) to reject, repudiate, disavow or disaffirm any contracts or agreements made by such Person.

“Investment” shall mean, relative to any Person, (a) any loan, advance or extension of credit made by such Person to any other Person, including the purchase by such first Person of any bonds, notes, debentures or other debt securities of any such other Person, (b) Contingent Liabilities in favor of any other Person and (c) any Capital Stock or other investment held by such Person in any other Person. The amount of any Investment at any time shall be the original principal or capital amount thereof less all returns of principal or equity thereon made on or before such time and shall, if made by the transfer or exchange of property other than cash, be deemed to have been made in an original principal or capital amount equal to the fair market value of such property at the time of such Investment.

“Lien” shall mean any mortgage, pledge, security interest, hypothecation, assignment for collateral purposes, lien (statutory or other) or similar encumbrance, and any easement, right-of-way, license, restriction (including zoning restrictions), defect, exception or irregularity in title or similar charge or encumbrance (including any conditional sale or other title retention agreement or any lease in the nature thereof); provided, that in no event shall an operating lease entered into in the ordinary course of business or any precautionary UCC filings made pursuant thereto by an applicable lessor or lessee, be deemed to be a Lien.

“Material Trigger Event” means (i) the occurrence of any Insolvency Event of the Company, or (ii) the breach in any material respect (unless the relevant provision is subject to a materiality qualification, in which case, in any respect) by the Issuer of its obligations pursuant to (A) Article III of the Certificate of Designation or (B) Sections 3.2 of this Agreement, and in the case of subclause (ii)(B) such breach is continuing for 15 Business Days following written notice to the Issuer by the Holder Majority of such breach.

“Organization Documents” shall mean: (a) with respect to any corporation, the certificate or articles of incorporation and the bylaws (or equivalent or comparable constitutive documents with respect to any non-U.S. jurisdiction); (b) with respect to any limited liability company, the certificate or articles of formation or organization and operating agreement; and (c) with respect to any partnership, joint venture, trust or other form of business entity, the partnership, joint venture or other applicable agreement of formation or organization and, if applicable, any agreement, instrument, filing or notice with respect thereto filed in connection with its formation or organization with the applicable Governmental Authority in the jurisdiction of its formation or organization and, if applicable, any certificate or articles of formation or organization of such entity.

“PBGC” shall mean the Pension Benefit Guaranty Corporation established pursuant to Section 4002 of ERISA, or any successor thereto.

“Permitted Transfer” means any transfer of shares of the Issuer pursuant to Section 1.1(b), provided such transferees sign a joinder agreement in the form of Exhibit A hereto and who shall thereby be deemed to become a Purchaser.

“Person” shall mean any individual, partnership, joint venture, firm, corporation, limited liability company, association, trust or other enterprise or any Governmental Authority.

“Preferred Stock” means any Capital Stock with preferential rights of payment of dividends or upon liquidation, dissolution, or winding up.

“Pro Forma Basis” shall mean, for purposes of calculating the Total Leverage Ratio:

(a) Investments, acquisitions, mergers, consolidations and dispositions of any Subsidiary, line of business or division, that have been made by the specified Person or any of its Subsidiaries, or any Person or any of its Subsidiaries acquired by, merged or consolidated with the specified Person or any of its Subsidiaries, and including any related financing transactions and incurrences of Indebtedness, and including increases in ownership of Subsidiaries, during the applicable reference period or subsequent to such reference period and on or prior to the date of determination will be given pro forma effect, as if they had occurred on the first day of the applicable reference period;

(b) any Person that is a Subsidiary on the date of determination will be deemed to have been a Subsidiary at all times during such reference period; and

(c) any Person that is not a Subsidiary on the date of determination will be deemed not to have been a Subsidiary at any time during such reference period;

For purposes of this definition, whenever pro forma effect is given to a transaction, the pro forma calculations shall be made in good faith by an Authorized Officer of the Issuer and shall be reasonably satisfactory to the Holder Majority. Any such pro forma calculation may include adjustments appropriate, in the good faith determination of the Issuer as set forth in an officers’ certificate, to reflect operating expense reductions (but not revenue increases) expected to result from the applicable pro forma event if such adjustments are reasonably satisfactory to the Holder Majority.

“Products” shall mean any item or any service that is researched or developed, created, tested, packaged, labeled, distributed, manufactured, managed, performed, or otherwise used, offered, marketed, sold, or handled by or on behalf of the Issuer or any of its Subsidiaries, whether marketed or in development.

“Qualified Capital Stock” shall mean any Capital Stock that is not Disqualified Capital Stock.

“Related Parties” shall mean, with respect to any specified Person, such Person’s Affiliates and the directors, officers, employees, agents, trustees, advisors of such Person and any Person that possesses, directly or indirectly, the power to direct or cause the direction of the management or policies of such Person, whether through the ability to exercise voting power, by contract or otherwise.

“Restricted Payment” shall mean, with respect to any Person, the declaration or payment of any dividend on, or the making of any payment or distribution on account of, or setting apart assets for a sinking or other analogous fund for the purchase, redemption, defeasance, retirement or other acquisition of, any class of Capital Stock of such Person or any warrants or options to purchase any such Capital Stock, whether now or hereafter outstanding, or the making of any other distribution in respect thereof, either directly or indirectly, whether in cash or property (it being understood, for the avoidance of doubt, that payments in the form of Capital Stock pursuant to an employee benefit plan shall not constitute Restricted Payments).

“SEC” means the U.S. Securities and Exchange Commission.

“Series A Preferred Shares” shall have the meaning of such term as set forth in the Securities Purchase Agreement.

“Stated Value” shall have the meaning of such term as set forth in the Certificate of Designation.

“Subsidiary” of any Person shall mean and include (a) any corporation more than fifty percent (50%) of whose Voting Stock having by the terms thereof power to elect a majority of the directors of such corporation (irrespective of whether or not at the time stock of any class or classes of such corporation shall have or might have voting power by reason of the happening of any contingency) is at the time owned by such Person, directly or indirectly, through Subsidiaries and (b) any partnership, association, joint venture or other entity in which such Person, directly or indirectly, through Subsidiaries, has more than a fifty percent (50%) voting equity interest at the time. Unless otherwise expressly provided, all references herein to a “Subsidiary” shall mean a Subsidiary of the Investor. Notwithstanding the foregoing, solely to the extent the Securities Exchange Commission has permitted the Investor to treat Justify Holdings, Inc. as being an unconsolidated entity, then for the purposes of the definition of “Consolidated Adjusted EBITDA,” “Consolidated Net Income,” “Funded Debt” and Section 2.1, Justify Holdings, Inc. shall not be considered a “Subsidiary.”

“Taxes” shall mean all income, stamp or other taxes, duties, levies, imposts, charges, assessments, fees, deductions or withholdings, now or hereafter imposed, enacted, levied, collected, withheld or assessed by any Governmental Authority, and all interest, penalties, additions to tax or similar liabilities with respect thereto.

“Test Period” shall mean, for any date of determination under this Agreement, the four (4) consecutive Fiscal Quarters of the Issuer most recently ended as of such date of determination.

“Total Leverage Ratio” shall mean, as of the last day of any Test Period, the ratio of (a) the outstanding principal amount of all Funded Debt of the Issuer or any of its Subsidiaries as of such date to (b) Consolidated Adjusted EBITDA for such Test Period.

“TRA” shall mean that certain Income Tax Receivables Agreement, dated as of June 4, 2015, by and among the Issuer, Evolent, TPG Eagle Holdings, L.P., Ptolemy Capital, LLC, The Advisory Board Company, UPMC, TPG Growth II BDH, L.P., Premier Health Partners, Oxeon Partners, LLC, and Medstar Health, Inc., as amended, restated, supplemented or otherwise modified from time to time.

“U.S.” and “United States” shall mean the United States of America.

“UCC” shall mean the Uniform Commercial Code as from time to time in effect in the State of New York.

“Voting Stock” shall mean, with respect to any Person, shares of such Person’s Capital Stock having the right to vote for the election of directors (or Persons acting in a comparable capacity) of such Person under ordinary circumstances.

Section 5.2 Other Interpretive Provisions. With reference to this Agreement:

(a) The meanings of defined terms are equally applicable to the singular and plural forms of the defined terms.

(b) The words “herein,” “hereto,” “hereof” and “hereunder” and words of similar import when used in any document entered into in connection with this Agreement shall refer to such document as a whole and not to any particular provision thereof.

(c) Article, Section, Exhibit and Schedule references are to the document in which such reference appears.

(d) The term “including” is by way of example and not limitation.

(e) The term “documents” includes any and all instruments, documents, agreements, certificates, notices, reports, financial statements and other writings, however evidenced, whether in physical or electronic form.

(f) In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including”; the words “to” and “until” each mean “to but excluding”; and the word “through” means “to and including.”

(g) Section headings herein and in the other documents entered into in connection with this Agreement are included for convenience of reference only and shall not affect the interpretation of this Agreement or any other document.

Section 5.3 Accounting Terms and Determination. All accounting terms not specifically or completely defined herein shall be construed in conformity with, and all financial data (including financial ratios and other financial calculations) required to be submitted pursuant to this Agreement shall be prepared in conformity with, GAAP, applied in a manner consistent with that used in preparing the Historical Financial Statements (as defined in the Credit Agreement as in effect on the date hereof) set forth in clause (a) of such definition, except as otherwise specifically prescribed herein. Notwithstanding any other provision contained herein, all terms of an accounting or financial nature used herein shall be construed, and all computations of amounts and the Total Leverage Ratio shall be made, without giving effect to any election under Accounting Standards Codification 825-10 or 470-20 (or any other Financial Accounting Standard having a similar result or effect) to value any Indebtedness or other liabilities of the Issuer or any of its Subsidiaries at “fair value.”

Section 5.4 Rounding. Any financial ratios required to be maintained or complied with by the Issuer pursuant to this Agreement (or required to be satisfied in order for a specific action to be permitted under this Agreement) shall be calculated by dividing the appropriate component by the other component, carrying the result to one place more than the number of places by which such ratio is expressed herein and rounding the result up or down to the nearest number (with a rounding-up if there is no nearest number).

Section 5.5 References to Agreements, Laws, etc. Unless otherwise expressly provided herein, (a) references to Organization Documents and agreements shall be deemed to include all subsequent amendments, restatements, amendment and restatements, extensions, supplements and other modifications thereto, but only to the extent that such amendments, restatements, amendment and restatements, extensions, supplements and other modifications are permitted by this Agreement; and (b) references to any Applicable Law shall include all statutory and regulatory provisions consolidating, amending, replacing, supplementing or interpreting such Applicable Law.

Section 5.6 Times of Day. Unless otherwise specified, all references herein to times of day shall be references to Eastern time (daylight or standard, as applicable).

Section 5.7 Timing of Payment of Performance. When the payment of any obligation or the performance of any covenant, duty or obligation is stated to be due or performance required on a day which is not a Business Day, the date of such payment or performance shall extend to the immediately succeeding Business Day.

Section 5.8 Corporate Terminology. Any reference to officers, shareholders, stock, shares, directors, boards of directors, corporate authority, articles of incorporation, bylaws or any other such references to matters relating to a corporation made herein or in any other documented entered into in connection with this Agreement with respect to a Person that is not a corporation shall mean and be references to the comparable terms used with respect to such Person.

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IN WITNESS WHEREOF, the Parties have caused this Agreement to be duly executed and delivered as of the date first above written.

THE ISSUER:

EVOLENT HEALTH, INC.

By:	/s/ Seth Blackley
Name:	Seth Blackley
Title:	Chief Executive Officer

[Signature Page to Investors Rights Agreement (Series A Convertible Preferred Shares)]

PURCHASERS:

ARES CAPITAL CORPORATION

By:	/s/ Scott Lem
Name:	Scott Lem
Title:	Authorized Signatory

CION ARES DIVERSIFIED CREDIT FUND

By:	/s/ Scott Lem
Name:	Scott Lem
Title:	Authorized Signatory

ARES CENTRE STREET PARTNERSHIP, L.P.

By: Ares Centre Street GP, Inc. as general partner

By:	/s/ Scott Lem
Name:	Scott Lem
Title:	Authorized Signatory

ARES PRIVATE CREDIT SOLUTIONS II, L.P.

By: Ares Capital Management LLC, its investment manager

By:	/s/ Scott Lem
Name:	Scott Lem
Title:	Authorized Signatory

ARES PRIVATE CREDIT SOLUTIONS (OFFSHORE) II, L.P.

By: Ares Capital Management LLC, its investment manager

By:	/s/ Scott Lem
Name:	Scott Lem
Title:	Authorized Signatory

[Signature Page to Investors Rights Agreement (Series A Convertible Preferred Shares)]

ARES JASPER FUND, L.P.

By: Ares Centre Street GP, Inc., as general partner

By:	/s/ Scott Lem
Name:	Scott Lem
Title:	Authorized Signatory

ARES ND CREDIT STRATEGIES FUND LLC

By: Ares Capital Management, its account manager

By:	/s/ Scott Lem
Name:	Scott Lem
Title:	Authorized Signatory

ARES CREDIT STRATEGIES INSURANCE DEDICATED FUND SERIES INTERESTS OF THE SALI MULTI-SERIES FUND, L.P.

By: Ares Management LLC, its investment subadvisor
By: Ares Capital Management LLC, as subadvisor

By:	/s/ Scott Lem
Name:	Scott Lem
Title:	Authorized Signatory

ARES SENIOR DIRECT LENDING MASTER FUND II DESIGNATED ACTIVITY COMPANY

By: Ares Capital Management LLC, its investment manager

By:	/s/ Scott Lem
Name:	Scott Lem
Title:	Authorized Signatory

ARES SENIOR DIRECT LENDING PARALLEL FUND (L) II, L.P.

By: Ares SDL II Capital Management LLC, its Manager

By:	/s/ Scott Lem
Name:	Scott Lem
Title:	Authorized Signatory

[Signature Page to Investors Rights Agreement (Series A Convertible Preferred Shares)]

ARES SENIOR DIRECT LENDING PARALLEL (U) II, L.P.

By: Ares SDL II Capital Management LLC, its Manager

By:	/s/ Scott Lem
Name:	Scott Lem
Title:	Authorized Signatory

ARES SFERS CREDIT STRATEGIES FUND LLC

By: Ares Capital Management LLC, its servicer

By:	/s/ Scott Lem
Name:	Scott Lem
Title:	Authorized Signatory

ARES COMMERCIAL FINANCE LP

By: Ares Commercial Finance Management LP, as manager

By:	/s/ Ryan T. Magee
Name:	Ryan T. Magee
Title:	Authorized Signatory

ARES DIRECT FINANCE I LP

By: Ares Capital Management LLC, its investment manager

By:	/s/ Scott Lem
Name:	Scott Lem
Title:	Authorized Signatory

AO MIDDLE MARKET CREDIT L.P.

By: OCM Middle Market Credit G.P. Inc., its general partner

By:	/s/ K. Patel
Name:	K. Patel
Title:	Director

By:	/s/ Jeremy Ehrlich
Name:	Jeremy Ehrlich
Title:	Director

[Signature Page to Investors Rights Agreement (Series A Convertible Preferred Shares)]

LUOMUS FUND, L.P.

By: Ares PE Co-Invest GP LLC, its general partner

By:	/s/ Matthew Jill
Name:	Matthew Jill
Title:	Authorized Signatory

MINKE IMC INC.

By:	/s/ Jatinder Mall
Name:	Jatinder Mall
Title:	Vice President

[Signature Page to Investors Rights Agreement (Series A Convertible Preferred Shares)]

JOINDER TO

INVESTORS RIGHTS AGREEMENT (SERIES A CONVERTIBLE PREFERRED SHARES)

This JOINDER (this “Joinder”) to the Investors Rights Agreement (Series A Convertible Preferred Shares) (the “Agreement”), dated as of January 20, 2023, by and among the Issuer, the Purchasers identified therein and the Holders who become party thereto by the execution of a joinder agreement substantially in the form of this Joinder, is made as of [•] by [•], a [•] (the “Joining Investor”). Capitalized terms used herein but not otherwise defined have the meanings set forth in the Agreement.

Pursuant to Section 1.1(c) of the Agreement, shares of the Series A Preferred Shares are transferable to the Joining Investor if, and only if, the Joining Investor executes and delivers to the Issuer this Joinder.

The Joining Investor agrees as follows:

1. Upon execution of this Joinder, the Joining Investor will become a party to the Agreement and will be fully bound by, and subject to, all of the terms and conditions of the Agreement.

2. This Joinder and all questions relating to the interpretation or enforcement of this Joinder will be governed by and construed in accordance with the laws of the State of Delaware without regard to the laws of the State of Delaware or any other jurisdiction that would call for the application of the substantive laws of any jurisdiction other than the State of Delaware.

3. The Joining Investor shall be deemed a “Purchaser” under the Agreement.

4. This Joinder may be executed in two (2) or more counterparts, each of which constitutes an original, and all of which taken together constitute one (1) instrument. A signature delivered by facsimile or other electronic transmission (including e-mail) will be considered an original signature.

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IN WITNESS WHEREOF, the Joining Investor has caused this Joinder to be duly executed and delivered as of the date first written above.

[•]

By:
Name:
Title:

[Signature Page to Joinder to Investors Rights Agreement (Series A Convertible Preferred Shares)]

SCHEDULE I

Purchasers

•	Ares Capital Corporation

•	Cion Ares Diversified Credit Fund

•	Ares Centre Street Partnership, L.P.

•	Ares Private Credit Solutions II, L.P.

•	Ares Private Credit Solutions (Offshore) II, L.P.

•	Ares Jasper Fund, L.P.

•	Ares ND Credit Strategies Fund LLC

•	Ares Credit Strategies Insurance Dedicated Fund Series Interests Of The SALI Multi-Series Fund, L.P.

•	Ares Senior Direct Lending Master Fund II Designated Activity Company

•	Ares Senior Direct Lending Parallel Fund (L) II, L.P.

•	Ares Senior Direct Lending Parallel Fund (U) II, L.P.

•	Ares SFERS Credit Strategies Fund LLC

•	Ares Commercial Finance LP

•	Luomus Fund, L.P.

•	Ares Direct Finance I LP

•	AO Middle Market Credit L.P.

•	Minke IMC Inc.

Schedule I